As filed with the Securities and Exchange Commission on February 14, 2002
                                          Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ANDREA ELECTRONICS CORPORATION
   (exact name of registrant as specified in its certificate of incorporation)

            NEW YORK                                      11-0482020
(state or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                              45 MELVILLE PARK ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 719-1800
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ANDREA ELECTRONICS CORPORATION
                                 1998 STOCK PLAN
                            (Full Title of the Plan)
                             ----------------------

CHRISTOPHER P. SAUVIGNE                               COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER         LAWRENCE M.F. SPACCASI, ESQUIRE
ANDREA ELECTRONICS CORPORATION                LORI M. BERESFORD, ESQUIRE
45 MELVILLE PARK ROAD                         MULDOON MURPHY & FAUCETTE LLP
MELVILLE, NEW YORK 11747                      5101 WISCONSIN AVENUE, N.W.
(516) 719-1800                                WASHINGTON, D.C.  20016
(Name, address, including zip code,           (202) 362-0840
and telephone number, including area code, of agent for service)

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

==================================================================================================================
                                                        Proposed             Proposed Maximum
    Title of each Class of         Amount to be    Maximum Offering         Aggregate Offering     Registration
  Securities to be Registered       Registered     Price Per Share (1)          Price (2)              Fee
------------------------------------------------------------------------------------------------------------------
        Common Stock,
     $.50 par Value (3)             1,375,000           $3.066                 $4,215,743            $388
==================================================================================================================

(1) Reflects the maximum option exercise price per share under the Registrant's 1998 Stock Plan for the 1,375,0000 shares covered hereby, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.
(2) Computed in accordance with Rules 457(h) and 457(c) promulgated under the Securities Act of 1933, as amended. Reflects the sum of (i) the aggregate of the exercise price of $7.4375 for 10,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of May 24, 1999, (ii) the aggregate of the exercise price of $5.3750 for 592,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of August 17, 1999, (iii) the aggregate of the exercise price of $7.6875 for 10,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of November 8, 1999, (iv) the aggregate of the exercise price of $7.1250 for 25,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of November 22, 1999, (v) the aggregate of the exercise price of $6.9400 for 33,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of November 26, 1999, (vi) the aggregate of the exercise price of $7.8750 for 25,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of January 10, 2000, (vii) the aggregate of the exercise price of $6.8750 for 300,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of April 14, 2000, (viii) the aggregate of the exercise price of $6.8750 for 3,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of April 17, 2000, (ix) the aggregate of the exercise price of $6.0000 for 395,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of August 1, 2000, (x) the aggregate of the exercise price of $3.3000 for 10,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of December 4, 2000, (xi) the aggregate of the exercise price of $1.7800 for 355,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of March 19, 2001, (xii) the aggregate of the exercise price of $1.6000 for 5,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of April 3, 2001,(xiii) the aggregate of the exercise price of $1.6600 for 20,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of June 14, 2001, (xiv) the aggregate of the exercise price of $1.6300 for 5,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of July 2, 2001, (xv) the aggregate of the exercise price of $1.5100 for 2,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of July 9, 2001, (xvi) the aggregate of the exercise price of $0.6900 for 1,029,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of January 31, 2002, and (xvii) the average of the high and low prices of the Registrant's Common Stock on the American Stock Exchange of $0.67 on February 12, 2002 for the remaining 490,250 shares of Common Stock issuable under the 1998 Stock Plan, as amended.
(3) The amount being registered represents the maximum number of shares of Common Stock that may be issued by the Registrant upon the exercise of options and other stock based awards granted or which may be granted under the 1998 Stock Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, there have also been registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the 1998 Stock Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

ANDREA ELECTRONICS CORPORATION

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE

         This Registration Statement relates to two amendments of the 1998 Stock Plan to increase the number of shares available for issuance upon the exercise of stock options under the 1998 Stock Plan from 3,000,000 to 4,375,000 (an initial increase in 2000 of 675,000 shares and a subsequent increase in 2001 of 700,000 shares). The content of the Registration Statement on Form S-8, Registration No. 333-82375 filed with the Securities and Exchange Commission on July 7, 1999, is hereby incorporated by reference.

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (b) The Form 10-Q reports filed by the Registrant for the fiscal quarters ended March 31, June 30, and September 30, 2001 (File No. 001-04324), filed with the SEC on May 15, 2001, August 14, 2001, and November 14, 2001, respectively.

         (c) The description of the Registrant's common stock, par value $.50 per share, contained in (i) the Registrant's registration statement filed under the Exchange Act of 1934, as amended, No. 1-4324, as declared effective on February 28, 1967, (ii) Article Third of -the Registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated November 30, 1998 and (iii) any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein shall -be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the 1998 Stock Plan has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

         Section 722 of the Business Corporation Law of the State of New York empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person's testator or such person's intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person's conduct was unlawful.

         In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper.

         Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

         Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

         The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by Section 402(b) of the Business Corporation Law of the State of New York. In addition, the By-Laws of the Registrant provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Registrant against reasonable expenses, including attorneys' fees, and any liabilities which such officer may incur in connection with any action to which such officer may be made a party by reason of being or having been a director or officer of the Registrant. The indemnification provided by the Registrant's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  LIST OF EXHIBITS.

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):


         4.1     Andrea Electronics Corporation 1998 Stock Plan, as amended.1

         5.0 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

         23.1 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5.0).

         23.2    Consent of Arthur Andersen LLP.

         24.0    Power of Attorney is located on the signature page.

------------------------
1 Incorporated herein by reference to Appendix A of the Company's Proxy Statement on Form DEF 14A (SEC File No.001-04324), filed with the SEC on July 6, 2001 and Exhibit B of the Company's Proxy Statement on Form DEF 14A (SEC File No.001-04324), filed with the SEC on May 15, 2000.

ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Andrea Electronics Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on February 14, 2002.

                                          Andrea Electronics Corporation



                                          By: /s/ Christopher P. Sauvigne
                                              ----------------------------------
                                              Christopher P. Sauvigne
                                              President, Chief Executive
                                              Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Douglas J. Andrea, Christopher P. Sauvigne and Richard A. Maue, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Name                       Title                             Date
      ----                       -----                             ----

/s/ Christopher P. Sauvigne      President, Chief Executive    February 14, 2002
------------------------------   Officer and Director
Christopher P. Sauvigne          (principal executive officer)


/s/ Richard A. Maue              Executive Vice President,     February 14, 2002
------------------------------   Chief Executive Officer,
Richard A. Maue                  Secretary and Chief Accounting
                                 Officer


/s/ Douglas J. Andrea            Chairman of the Board         February 14, 2002
------------------------------
Douglas J. Andrea

/s/ Gary A. Jones                Director                      February 14, 2002
------------------------------
Gary A. Jones


/s/ Paul M. Morris               Director                      February 14, 2002
------------------------------
Paul M. Morris


/s/ Jack Lahav                   Director                      February 14, 2002
------------------------------
Jack Lahav


/s/ John Larkin                  Director                      February 14, 2002
------------------------------
John Larkin

                                  EXHIBIT INDEX
                                  -------------



   EXHIBIT NO.     DESCRIPTION                                            METHOD OF FILING

      4.1          Andrea Electronics Corporation 1998 Stock Plan, as     Incorporated herein by reference to
                   amended                                                Appendix A of the Company's Proxy
                                                                          Statement on Form DEF 14A (SEC File
                                                                          No.001-04324), filed with the SEC on
                                                                          July 6, 2001 and Exhibit B of the
                                                                          Company's Proxy Statement on Form DEF
                                                                          14A (SEC File No.001-04324), filed
                                                                          with the SEC on May 15, 2000.

      5.0          Opinion of Muldoon Murphy & Faucette LLP               Filed herewith.

      23.1         Consent of Muldoon Murphy & Faucette LLP               Contained in Exhibit 5.

      23.2         Consent of Arthur Andersen LLP                         Filed herewith.

      24.2         Power of Attorney                                      Located on the signature page.
